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                                                                    Exhibit 23.1

The Board of Trustees
Lexington Corporate Properties Trust:

We consent to incorporation by reference in the registration statements (No. 333-56009 and No. 333-49351) on Form S-3 of Lexington Corporate Properties Trust of our report dated June 11, 1998, relating to the combined historical summary of revenues and certain operating expenses of certain acquired properties by Lexington Corporate Properties Trust for the year ended December 31, 1997, which report appears in this Form 8-K of Lexington Corporate Properties Trust dated March 27, 1998.



                                                  KPMG Peat Marwick LLP



New York, New York
June 23, 1998